Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-910095, 333-63034, 333-85298, 333-107825, 333-113201, 333-123445, 333-132894 and 333-146771) pertaining to the 2003 Stock Incentive Plan, 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan and on Form S-3 (File Nos. 333-113812, 333-117625, 333-126267, 333-127492, 333-132353, 333-135265, 333-138640, 333-139888, 333-140877 and 333-146773) of Rainmaker Systems, Inc. of our reports dated March 10, 2008, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Rainmaker Systems, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/    BDO SEIDMAN, LLP

San Francisco, California

March 10, 2008